Exhibit (p)(8)

WallStreetX ETFs, Inc.

dba xETFs

Code of Ethics

Effective January 2026

Contents

I.	INTRODUCTION	2

	BACKGROUND	2

	SUPERVISED PERSONS & ACCESS PERSONS	2

	ADMINISTRATION	3

	DEFINITIONS	4

II.	STANDARDS OF CONDUCT	5

	ACTING AS A FIDUCIARY	5

	PERSONAL CONFLICTS	6

	CONFLICT OF INTEREST BETWEEN ADVISER AND A CLIENT	7

	APPEARANCE OF CONFLICTS OF INTEREST	7

	PREFERENTIAL TREATMENT	7

	BORROWING	7

	STANDARDS OF BUSINESS CONDUCT	8

III.	OUTSIDE BUSINESS ACTIVITIES	9

IV.	GIFTS & ENTERTAINMENT	10

V.	ANTI – BRIBERY RULES	11

VI.	POLITICAL CONTRIBUTIONS	11

VII.	PERSONAL TRADING ACTIVITY	13

	GENERAL POLICY	13

	PROHIBITION AGAINST INSIDER TRADING	13

	PERSONAL SECURITIES TRANSACTION REPORTING	14

	PRE-CLEARANCE REQUIREMENTS	15

	REVIEW OF HOLDINGS AND TRANSACTIONS	15

IMPORTANT: All Employees must read and acknowledge receipt and understanding of this Code of Ethics.

I.	INTRODUCTION

BACKGROUND

Rule 204A-1 (the “Rule”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) requires an investment adviser registered with the Securities and Exchange Commission to establish, maintain and enforce a written code of ethics which meets the minimum requirements stated in the Rule. This Code of Ethics is intended to meet the requirements of the Rule.

Further, Rule 17j-1 under the Investment Company Act of 1940 also requires certain persons to be subject to a code of ethics. Rule 17j-1 makes it unlawful for any affiliated person of a regulated investment company or any affiliated person of its adviser or principal underwriter to engage in certain enumerated types of misconduct in connection with the purchase or sale by such person of a security held or to be acquired by the regulated investment company. This Code of Ethics is intended to ensure that all acts, practices and courses of business engaged in by Employees (as defined below) of the Adviser reflect high standards and comply with the requirements of Section 17(j) of the Act and Rule 17j-1 thereunder.

WallStreetX ETFs, Inc. DBA xETFs (“xETFs” or the “Adviser”) is an investment adviser registered with the Securities and Exchange Commission (“SEC”) pursuant to the Advisers Act. The Adviser acts as investment adviser to investment companies registered under the Investment Company Act of 1940 (the “Company Act”). A current list of registered investment companies for which Adviser serves as adviser or sub-adviser (“Reportable Funds”) is attached as Appendix A.

This Code sets forth the general fiduciary principles and standards of business conduct to which all of Adviser’s Supervised Persons are subject. This Code further sets forth policies and procedures that are reasonably designed to prevent Access Persons, as defined herein, from engaging in conduct prohibited by the Advisers Act and establishes reporting requirements for these Access Persons.

SUPERVISED PERSONS & ACCESS PERSONS

This Code applies to all employees, officers and partners of Adviser or other persons (hereinafter “Supervised Persons”) as determined by Adviser’s Chief Compliance Officer (“CCO”). It is the responsibility of each Supervised Person to immediately report to Adviser’s CCO, any known or suspected violations of this Code, the Compliance Manual and the policies and procedures contained therein, or of any other activity of any Supervised Person or consultant that could constitute a violation of law. If you are aware of any activity in this regard, you should contact the CCO immediately. Failure to report a potential violation could result in disciplinary action against the non-reporting Supervised Person. Adviser will ensure that Supervised Persons are not subject to retaliation in their employment as a result of reporting a known or suspected violation.

Certain provisions of the Code apply to Supervised Persons who are designated as Access Persons (including all directors, officers and other Supervised Persons with access to nonpublic information regarding any purchase or sale of securities of any client, or has access to nonpublic information about the portfolio holdings of any client). xETFs has designated all of its Supervised Persons as Access Persons.

ADMINISTRATION

The CCO’s duties and responsibilities are contained within the Personal Trading–Insider Trading Policy, Code of Ethics and Employee Transactions section of Adviser’s Compliance Manual. The CCO’s designee, for purposes of Code of Ethics monitoring, will be the CEO.

Annual Acknowledgement

All Access Persons must complete the acknowledgement of having received, read and understood this Code contained within the Initial and Annual Holdings Report and renew that acknowledgment on a yearly basis.

All required reporting forms should be submitted to the Chief Compliance Officer or the CCO’s designee through ACA’s ComplianceAlpha portal. The CCO has the authority to grant written waivers of the provisions of this Code in appropriate instances. However, it is expected that waivers will be granted only in rare instances and some provisions of the Code are prescribed by SEC rules and cannot be waived.

The CCO will review the terms and provisions of this Code at least annually and make amendments as necessary and distribute updates.

Violations of the Code of Ethics

Upon discovering any violation of the Firm’s Code of Ethics, the Chief Compliance Officer shall review the facts and circumstances related to any such violation and determine the appropriate corrective action to address the violation. The CCO may consult with members of the Firm’s senior management, outside counsel or the Board of Trustees of the Funds, including fund counsel, to the extent the Funds may be affected by the violation, to assist with the review and determination of the appropriate corrective action to undertake. The CCO will review each violation on a case-by-case basis and may recommend more punitive corrective actions depending on the nature or frequency of violations committed by the Firm’s Access Persons. Type of corrective actions may include, but are not limited to, written warnings, monetary sanctions, reversal of trade activity, disgorgement of profits, a letter of censure, suspension or termination of employment of the violator, civil referral to the SEC or other civil regulatory agencies, or criminal referral.

The CCO will retain records related to any violations of the Firm’s Code of Ethics, as well as documentation evidencing the corrective actions taken with respect to each violation, in accordance with Rule 204-2(1)(12)(ii).

DEFINITIONS

The definitions and terms used in this Code are intended to mean the same as they do under the Advisers Act and the other federal securities laws. If a definition hereunder conflicts with the definition in the Advisers Act or other federal securities laws, or if a term used in this Code is not defined, the definitions and meanings in the Advisers Act or other federal securities laws, as applicable, should be followed.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Ownership means the same as it does under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder. Specifically, a person is the “beneficial owner” of any securities in which he or she has a direct or indirect pecuniary (monetary) interest. Beneficial Ownership includes, but is not limited to securities or accounts held in the name or for the benefit of the following:

•	a member of an Access Person’s immediate family (spouse, domestic partner, child or parents) who lives in an Access Person’s household (including children who are temporarily living outside of the household for school, military service or other similar situation);
•	a relative of the person who lives in an Access Person’s household and over whose purchases, sales, or other trading activities an Access Person directly or indirectly exercises influence;
•	a relative whose financial affairs an Access Person “controls”, whether by contract, arrangement, understanding or by convention (such as a relative he or she traditionally advises with regard to investment choices, invests for or otherwise assists financially);
•	an investment account over which an Access Person has investment control or discretion;
•	a trust or other arrangement that names an Access Person as a beneficiary; and
•	non-public entity (partnership, corporation or otherwise) of which an Access Person is a director, officer, partner or Supervised Person, or in which he owns 10% or more of any class of voting securities, a “controlling” interest as generally defined by securities laws, or over which he exercises effective control.

Exempt Security means:

•	Direct obligations of the U.S. Government (or any other “government security” as that term is defined in the 1940 Act),
•	Bankers’ acceptances, bank certificates of deposit, commercial paper
•	High-quality short-term debt instruments, including repurchase agreements
•	Shares of registered open-end investment companies, other than Reportable Funds,
•	securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control,
•	Securities purchased or sold in a transaction that is non-volitional on the part of the Access Person, including mergers, recapitalizations or similar transactions, and
•	Securities acquired as a part of an Automatic Investment Plan,

•	Crypto assets. However, any Crypto Asset that becomes deemed a Security must be reported immediately and will be subject to all required reporting under the COE, effective as of the date of regulatory classification. Employees contemplating a transaction involving digital assets/crypto assets should discuss the asset with the CCO or designee to confirm whether the asset is considered to be a digital Security.

IPO (i.e., initial public offering) means an offering of securities registered under the Securities Act of 1933 the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security. The purchase or sale of a security in an account in which a person is deemed to have a Beneficial Ownership or a Beneficial Interest is deemed to be a purchase or sale of a Security by such a person.

Reportable Funds means any investment companies other than money market funds that are registered under the Investment Company Act for which the Adviser serves as an investment adviser, or whose investment adviser or principal underwriter controls Adviser, is controlled by Adviser, or is under common control with Adviser. Reportable Funds include registered investment companies that are sub-advised by Adviser.

Security means any security as defined in Section 202(a)(18) of the Advisers Act, including:

•	Stocks
•	Futures
•	Bond, note or other forms of debenture
•	Limited partnerships interests (including private equity, hedge funds)
•	Investment contracts of any kind
•	Options on securities and indices
•	Options on foreign currencies,
•	Or general, any interest or instrument commonly known as a “security.”

II.	STANDARDS OF CONDUCT

ACTING AS A FIDUCIARY

It is the policy of Adviser to act in the best interests of its clients and on the principles of full disclosure, good faith and fair dealing. Adviser recognizes that it has a fiduciary duty to its clients. Acting as a fiduciary requires that Adviser, consistent with its other statutory and regulatory obligations, act solely in the clients’ best interests when providing investment advice and engaging in other activities on behalf of clients. Adviser and its Supervised Persons must seek to avoid situations which may result in potential or actual conflicts of interest with these duties. To this end, the following principles apply:

•	All Supervised Persons must always observe the highest standards of integrity and fair dealing and conduct their personal and business dealings in accordance with the letter, spirit and intent of all relevant laws and regulations;

•	Adviser must have a reasonable basis for the investment advice and decisions it makes for its clients;
•	Adviser must ensure that its investment decisions are consistent with client’s investment objectives, policies and any disclosures made to clients;
•	All Supervised Persons must refrain from entering into transactions, including personal securities transactions, that are inconsistent with the interests of clients;
•	Supervised Persons should not take inappropriate advantage of their positions and may not, directly or indirectly, use client opportunities for personal gain; and
•	Supervised Persons must be loyal to the clients and place the interests of the clients above their own.

Adviser treats violations of this Code very seriously. If you violate this Code, Adviser may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

Improper trading activity can constitute a violation of this Code. You can also violate this Code, however, by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.

If you have any doubt or uncertainty about what this Code requires or permits, you should ask the CCO. Do not guess at the answer.

Compliance with the Federal Securities Laws

Supervised Persons are required to comply with applicable federal securities laws at all times. Examples of applicable federal securities laws include:

•	the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the SEC rules thereunder;
•	the Investment Advisers Act of 1940 and the SEC rules thereunder;
•	the Investment Company Act of 1940 and the SEC rules thereunder;
•	title V of the Gramm-Leach-Bliley Act of 1999 (privacy and security of client non-public information); and
•	the Bank Secrecy Act, as it applies to mutual Funds and investment advisers, and the SEC and Department of the Treasury rules thereunder.

PERSONAL CONFLICTS

All Supervised Persons must avoid establishing financial interests or outside affiliations which may create a conflict, or appear to create a conflict, between the Supervised Person’s personal interests and the interests of Adviser or its clients. A potential conflict of interest exists whenever a Supervised Person has a direct financial or other personal interest in any transaction or proposed transaction involving Adviser or any of its clients. A conflict of interest may also exist where the Supervised Person has an indirect interest in a transaction, for example, because the transaction will benefit someone with whom the Supervised Person has a friendship or other personal relationship.

In such situations, Supervised Persons must disclose the conflict to the CCO and recuse themselves from the decision-making process with respect to the transaction in question and from influencing or appearing to influence the relationship between Adviser or any of its clients and the customer involved. Supervised Persons may not use non-public knowledge of a pending or currently considered securities transaction for a client to profit personally, directly or indirectly, as a result.

CONFLICT OF INTEREST BETWEEN ADVISER AND A CLIENT

In certain instances, Adviser’s relationship with a client may require Adviser to place the client’s interest above its own interests. If a Supervised Person becomes aware of a situation where Adviser’s pursuit of its own interests in a transaction appears to conflict with its obligations to a client, he or she should bring the situation to the immediate attention of the CCO.

APPEARANCE OF CONFLICTS OF INTEREST

All Supervised Persons are expected to be objective in making business decisions and to consider any improper interest or influence that could arguably impair that objectivity. In determining whether there is an appearance of conflict, each Supervised Person should determine whether a reasonable, disinterested observer (i.e., investor, supplier, broker, an acquaintance, examiner or a government representative) would have any grounds to believe:

•	That Adviser was serving its own interests or one client’s interests at the expense of another; or
•	That business with clients or Adviser was done on the basis of friendship, family ties, the giving and receiving of gifts, or to curry favor with some specific entity or individual rather than on the merits.

If a Supervised Person’s participation in a decision-making process would raise the appearance of conflict of interest, the Supervised Person should inform his or her manager immediately.

PREFERENTIAL TREATMENT

Supervised Persons must make investment decisions, undertake commitments, and perform their duties and obligations without favoritism of any kind and award business or contracts strictly on the basis of merit. A Supervised Person should not actively seek nor accept a discount on any item for personal use from a business contact. If such a person extends preferential treatment (for example, offers a discount) to a Supervised Person in a personal transaction, the Supervised Person must have the preferential treatment pre-approved by the CCO (or designee) before proceeding with the transaction.

BORROWING

Supervised Persons should borrow only from reputable organizations that regularly lend money. Borrowing from relatives, however, is not subject to restriction. If a Supervised Person borrows from any financial institution, the loan must not involve favored treatment of any kind based

STANDARDS OF BUSINESS CONDUCT

General

Supervised Persons are expected to conduct themselves at all times in a manner consistent with the highest professional standards. Each Supervised Person accordingly must devote his or her attention and skills to the performance of his or her responsibilities and avoid activities that interfere with that responsibility or that are detrimental to Adviser and its reputation.

Communications with Investors

All communications with investors, whether verbal or written, must convey information clearly and fairly. Supervised Persons must comply with Adviser’s policies and procedures regarding Advertising and Performance Reporting. Exaggerated, unwarranted or misleading statements or claims are prohibited.

Disclosure of Confidential Information

In the course of conducting business, Supervised Persons may become privy to confidential information about Adviser, its present and prospective clients, and Reportable Funds agents. It is a violation of this Code, and in some cases may be a violation of law, for any Supervised Person to disclose to anyone other than another Supervised Person any confidential information obtained while in the course of conducting business on behalf of Adviser. Disclosure to other Supervised Persons should be made only when and to the extent necessary to further the legitimate business purposes of Adviser. Supervised Persons may not use any such information in connection with their personal investments or investments of others subject to their control.

Client and Investor Information

Clients and investors in the Adviser have the right to expect the Adviser and its Supervised Persons to treat information concerning their business dealings in the strictest confidence. Accordingly, no one may divulge investor confidences except in accordance with Adviser’s privacy policy and unless the party to whom a disclosure is made is legitimately entitled to the information (i.e., needs to know the information in furtherance of the investor’s business) or the investor gives prior consent to the disclosure. Any such prior consent should be documented in advance of disclosure.

Company Information

Confidential information about the Adviser, its parent or other affiliated companies, that is obtained by a Supervised Person, including its clients, products, processes, financial condition, plans, patents, or licenses may not be disclosed to persons outside of the organization, except with the approval of senior management and to further the legitimate business purposes of Adviser.

Discretion should always be used when handling confidential client information or company information, and such information should never be disseminated to an unauthorized person. Supervised Persons are reminded that when it is necessary to carry sensitive information off the firm’s premises, they should take appropriate care for its security.

Specifically, Supervised Persons should avoid casually displaying documents or engaging in confidential business conversations in public places, including, but not limited to, elevators, hallways, restrooms, airports, and in public transportation. Supervised Persons who take documents or computer files off any work premises to work at home should return all such materials to Adviser upon completion of the particular at home project. Any questions about the confidential nature of information or whether confidential information may be disclosed should immediately be referred to the CCO.

Corporate Assets

All information, products and services connected to or generated by Adviser as a business are considered corporate assets to which Adviser has ownership rights. Corporate property utilized or developed by Supervised Persons during their employment, including, but not limited to, files, analysis, reference materials, reports, written or e-mail correspondence, trade secrets, client lists, strategies, computer hardware and software, data processing systems, computer programs and databases, remains exclusively Adviser’s property both during employment and after the Supervised Person leaves the firm. Accordingly, all Supervised Persons are expected to protect Adviser’s ownership or property including all information, products, and services and to return all information to Adviser at the termination of employment.

Further, Supervised Persons are prohibited from misusing Adviser’s corporate assets (including use of assets for a non-business purpose, theft, inflation of expenses, etc.) and from misusing or removing those assets from the premises upon leaving the firm. Before beginning employment with Adviser, each Supervised Person should give his or her manager a copy or any non- competition, non-disclosure or non-pirating agreement by which the Supervised Person is bound at the time of hiring. Any questions about this requirement should be raised with senior management.

III.	OUTSIDE BUSINESS ACTIVITIES

All Supervised Persons’ board memberships, advisory positions, trade group positions, management positions, or any involvement with public companies must be fully disclosed on an annual basis. Any changes or additional outside business activities must be submitted for prior approval to the CCO (or designee), with the exception of purely charitable or civic involvements which do not impinge on the Supervised Person’s work commitment to Adviser.

Approval must be obtained through the CCO (or designee) and will ordinarily require consideration by senior management of Adviser. Adviser can deny approval for any reason. This provision does not apply to service as an officer or board member of any parent, subsidiary or affiliate of Adviser.

IV.	GIFTS & ENTERTAINMENT

Gifts and Gratuities

No Supervised Person may accept or receive on their own behalf or on behalf of Adviser any gift or other accommodation which has a value in excess of a de minimis amount (currently $300) from any vendor, broker, public company, securities salesman, client or prospective client (a “business contact”). No Supervised Person may accept cash gifts or cash equivalents from any such person. This prohibition applies equally to gifts to members of the Family/Household of a Supervised Person. Any gifts or accommodation in excess of the de minimis amount must be submitted to the CCO (or designee) in writing for prior approval. The CCO (or designee) will maintain documentation of all such requests and resulting approvals or denials.

No Supervised Person may give on their own behalf or on behalf of Adviser any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient. These policies are not intended to prohibit normal business entertainment.

Entertainment and Meals

Payment for entertainment or meals where the Supervised Person is not accompanied by the person purchasing the entertainment or meals is considered a gift, subject to the rules discussed above. Acceptance of meals and entertainment where the host is present is generally permitted. However, the acceptance of particularly lavish entertainment or entertainment with excessive frequency is generally inappropriate and should be refused. Entertainment in poor taste or that adversely reflects on the morals or judgment of the individuals attending the event is considered inappropriate and also should be refused. Individuals involved in the purchase of equipment, supplies, and services may not accept entertainment or meals from a vendor or potential vendor except if business is to be discussed. Finally, under no circumstances should entertainment be accepted which may affect or be construed to affect any future dealing with that person.

Receipt of Entertainment and Gifts by Adviser

Under Section 17(e)(1) of the Investment Company Act, affiliated persons of a registered investment company are prohibited from accepting “from any source any compensation (other than a regular salary or wages from such registered company) for the purchase or sale of any property” of the investment company. The objective of Section 17(e)(1) is to prevent persons affiliated with registered investment companies from having conflicts of interest impair their judgment and loyalty. A violation of Section 17(e)(1) of the Investment Company Act occurs upon receipt of the compensation.

Entertainment and gifts paid to Adviser or affiliated persons of Adviser by brokers who executed securities transactions on behalf of Adviser’s Funds Client at times may be deemed to be “compensation” prohibited under Section 17(e)(1). The Adviser and its affiliated persons are not permitted to receive entertainment and gifts from any broker executing securities transactions on behalf of a Funds Client or a broker the Adviser is considering doing business with on behalf of Funds Clients. For purposes of this policy, (i) broker-sponsored meetings with corporate management teams where food and beverages may be served and (ii) business meals with brokers, their analysts, investment bankers, or corporate clients for the purpose of discussing or evaluating investments on behalf of Adviser’s clients are not deemed to be “compensation” which is prohibited under Section 17(e)(1).

Any Supervised Person of the Adviser receiving entertainment and gifts from a broker must report such receipt immediately to the CCO (or designee). The CCO must make a determination if the receipt of such entertainment and gifts is a violation of Section 17(e)(1). If the CCO determines there is no connection between the entertainment or gift(s) received and the use of the broker that provided the entertainment or gift(s), then it will not deem the receipt of such entertainment or gift(s) to be a violation of Section 17(e)(1). The CCO can also consult with Adviser’s or Funds’ counsel to assist in making the determination of a nexus between the receipt of entertainment or gift(s) and the use of the broker executing securities transactions on behalf of Funds.

V.	ANTI – BRIBERY RULES

Under federal law, it is illegal for the Adviser or any Supervised Person to pay, offer to pay, or authorize a payment of any money or other thing of value to:

•	an official of a local, state, federal or foreign government or an agency of a local, state, federal or foreign government;
•	a political party or official thereof, or a candidate for political office; or
•	any other person the payor knows or has reason to know will pay or give the money or value to those listed above.

Where the purpose is to influence the recipient to take or refrain from taking any official action or to induce the recipient to use his or her influence to affect governmental action to obtain, retain, or direct business for Adviser, offering or making any such remuneration or consideration to a domestic or foreign government official, political party or candidate for political office is strictly prohibited. All Supervised Persons must immediately report all invitations to accept a bribe or any proposal or suggestion of a similar illegal nature to the CCO.

VI.	POLITICAL CONTRIBUTIONS

General fiduciary principles under the Advisers Act require an adviser to take reasonable steps to ensure that any political contributions made by it or its employees are not intended to obtain or retain advisory business.

“Pay-to-play” refers to the practice whereby an adviser or its employees make political contributions or gifts for the purpose of obtaining or retaining advisory contracts with government entities. In addition, in 2010, the SEC adopted a rule that substantially restricts contribution and solicitation practices of investment advisers and certain of their related persons. The rule has three key elements:

•	It prohibits an investment adviser from providing advisory services for compensation – either directly or through a pooled investment vehicle – for two years, if the adviser or certain of its executives or employees make a political contribution to an elected official who is in a position to influence the selection of the adviser.

•	It prohibits an advisory firm and certain executives and employees from soliciting or coordinating campaign contributions from others – a practice referred to as “bundling” – for an elected official who is in a position to influence the selection of the adviser. It also prohibits solicitation and coordination of payments to political parties in the state or locality where the adviser is seeking business.
•	It prohibits an adviser from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the investment adviser, unless that third party is an SEC-registered investment adviser or broker-dealer subject to similar pay to play restrictions.

SEC Press Release 2010-116; http://www.sec.gov/news/press/2010/2010-116.htm

The rule includes a de minimis provision that permits contributions of up to $350 for candidates for whom the contributor is entitled to vote, and $150 for candidates for whom the contributor is not entitled to vote.

Political contributions or gifts from Adviser, its Supervised Persons and solicitors to persons who may be in a position to affect the award of business to Adviser may raise various legal and regulatory issues. For instance, the SEC as well as many states and municipalities have rules disqualifying an adviser from managing assets for certain governmental entities if the adviser, any employee or an adviser’s solicitor has contributed to certain political organizations, candidates or state officials for office.

To avoid violating such rules, as well as to avoid the appearance of impropriety, all political contributions must be in compliance with the following procedures:

•	Pre-Approval of Contributions in Excess of $150.00 - When making contributions, Supervised Persons must be sensitive when considering a contribution to a political party, PAC or person who is, or may in the future be, in a position to affect the award of business to Adviser. Therefore, prior to making any political contribution or gift (including subscriptions, loans or deposit of money or anything of value given) to any political party (e.g., Republican, Democratic, Independent), Political Action Committees (“PAC”) or to any state official as defined by this policy in excess of $150 (whether in a lump sum or series of contributions in any calendar year), the employee should seek written pre- approval from the Chief Compliance Officer or his or her designee.

•	Quarterly Political Contribution Reporting- All Supervised Persons will be requested to Report their political contributions during the quarter (including those under the $150 preclearance level). These contributions may include subscriptions, loans or deposits of money or anything of value given to any political party (e.g., Republican, Democratic, Independent), PAC or to any state official as defined by this policy and any political contributions made during the preceding quarter. State officials are defined in this policy is any person, who was, at the time of the political contribution or gift, a candidate for governor, treasurer or a legislative seat. A PAC is defined as a private group organized to elect or defeat government officials in order to promote legislation that is often favorable to that group’s purpose or mission. The quarterly report will ask the Advisory Person to disclose the name of recipient, amount of the contribution or gift value, office and state of the campaign and the date of the contribution. Additionally, each Advisory Person will indicate whether they are entitled to vote for the recipient of their political contribution.

•	Separation of Political and Employment Activities- All political activities of Supervised Persons must be kept separate from employment and expenses may not be charged to the Adviser. Supervised Persons may not conduct political activities during working hours or use Adviser’s facilities for political campaign purposes without the prior written approval of the Chief Compliance Officer or his or her designee.

•	No Contribution on Behalf of Adviser– Supervised Persons may not make political contributions on behalf of Adviser to any political party, or in connection with any federal, state, or local campaigns, except with the prior written approval of the Chief Compliance Officer or his or her designee.

Relations with Regulators

It is Adviser’s policy to cooperate with government authorities and regulators during routine audits and examinations, as well as inquiries and investigations. The CCO must immediately be made aware of any requests from government authorities or regulators and should be involved in responding to all such inquiries in order to be certain that we are providing complete and accurate information to regulators, as well as to ensure awareness of pending inquiries that may require us to maintain certain records.

VII.	PERSONAL TRADING ACTIVITY

GENERAL POLICY

No Access Person shall, in connection with the direct or indirect purchase or sale of a Security “held or to be acquired” by a Funds:

•	employ any device, scheme or artifice to defraud the Funds;
•	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading;
•	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Funds; or
•	engage in any manipulative practice with respect to the Funds.

PROHIBITION AGAINST INSIDER TRADING

As further detailed within Adviser’s Inside Information & Trading Policies and Procedures, Supervised Persons and the members of their Family/Household are prohibited from engaging in, or helping others engage in, insider trading. Generally, the “insider trading” doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:

•	trading while in possession of material, nonpublic information;

•	communicating (“tipping”) such information to others;
•	recommending the purchase or sale of securities on the basis of such information; or
•	providing substantial assistance to someone who is engaged in any of the above activities.

This means that Supervised Persons and members of their Family/Household may not trade with respect to a particular security or issuer at a time when that person knows or should know that he or she is in possession of material nonpublic information about the issuer or security.

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company’s securities. Material information can also relate to events or circumstances affecting the market for a company’s securities such as information about an expected government ruling or regulation that can affect the business of a company in which the Funds may invest. Information is considered nonpublic until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services). Please refer to Adviser’s Insider Information & Trading Policies and Procedures for a full description of permissible and prohibited activities.

PERSONAL SECURITIES TRANSACTION REPORTING

Reporting Requirements & Procedures

Access Persons must comply with the following reporting requirements with respect to that person’s direct or indirect beneficial ownership:

Initial and Annual Holdings Reports

Within ten days after a person becomes an Access Person, and annually thereafter, such person shall submit to the CCO (or designee) a completed Initial/Annual Holdings Report of all Accounts with Securities other than Exempt Securities.

•	Each holdings report must contain (a) the title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security; (b) the name of any broker, dealer or bank with whom the person maintains an Account; and (c) the date the person submits the report.
•	The Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became an Access Person.
•	The Annual Holdings Report shall be submitted prior to the deadline imposed by the CCO or designee and must be current as of a date no more than 30 days prior to the date the report is submitted.

Transaction Confirmations

Each Access Person shall direct his or her broker to supply to the CCO (or designee), on a timely basis, duplicate copies of confirmations of all Securities transactions, other than for Exempt Securities. A form letter or similar communication may be used to request duplicate statements and confirms.

Quarterly Transaction Reports

Each Access Person shall submit reports, showing all transactions in Securities (other than Exempt Securities) in as well as all accounts established with brokers, dealers or banks during the quarter in which any Securities, other than Exempt Securities, were held.

•	Such reports shall be filed no later than 30 days after the end of each calendar quarter.
•	If such information is contained in the brokerage confirmations or account statements required to be submitted under this Code, the person may so designate on the form.
•	The Report must include the date on which such report was submitted to the CCO (or designee).

PRE-CLEARANCE REQUIREMENTS

Access Persons are required to obtain pre-clearance for all personal transactions in Securities other than Exempt Securities.

•	Requests are to be made electronically in the Firm’s Compliance portal.
•	Once approval is received, the trade must be executed within two days or the request must be resubmitted. Exemptions may be granted by the CCO in special circumstances (such as a private placement).
•	Absent extenuating circumstances, trade pre-clearance will not be approved if the security in question is included in a pending rebalance or trade file for an active fund for which the Firm is currently in possession of at the time the request is made.
•	Exceptions may be made with regards to personal transactions in certain mega-cap stocks, generally understood to be over $200B in market cap (including derivatives on these issuers) subject to the discretion of the Firm’s CCO.
•	Note that Access persons are also required to pre-clear investments in IPOs and private placements.

Access Persons are prohibited from trading the following Securities:

•	Securities on the xETFs Restricted List
•	Short Sales and Similar Transactions: Access Persons may not purchase a put option or sell a call option, sell short or otherwise take a short position, in any Security held or to be acquired by a Fund.

REVIEW OF HOLDINGS AND TRANSACTIONS

The CCO or designee will review all holdings and transactions reports. The review of holdings reports will be conducted to identify any personal investments that may present the potential for conflicts of interest with the Firm’s clients as well as to ensure that the disclosure of such holdings was completed in a timely and complete manner. The review of quarterly transactions reports will be reviewed to confirm that transactions were executed in accordance with the Firm’s various limitations with respect to personal trading, including applicable pre-clearance requirements, the approval trading window, and any securities that may be restricted by the Firm, to the extent applicable.

Review of the CCO’s trades will be conducted by the CEO.

APPENDIX A

Reportable Funds

xETFs currently does not have any Reportable Funds